EXHIBIT 99.1

December 18, 2013                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER OPERATING STATISTICS

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“November showed continued improvement in the U.S. equity markets as the S&P 500 was up 2.8 percent for the month. This had a positive impact on our operating statistics, particularly in the Asset Management segment,” said Paul Reilly, CEO.

Total client assets under administration of $441 billion rose by 14.5 percent over last year’s November and by 1.0 percent over the preceding month. Similarly, assets under discretionary management of $59.2 billion rose by 37.4 percent over last year’s November and rose 2.6 percent over the preceding month. Largely driven by market appreciation, both of these asset levels achieved new records.

Total securities commissions and fees of $253 million were up 6.5 percent over last year’s November but down 4.8 percent versus the preceding month on fewer trading days. The Private Client Group benefited from starting the quarter with a record level of fee-based assets and had reasonable activity levels.

“In Fixed Income, trading results continued at a consistent pace while commission volumes remain challenged,” explained Reilly. “Further, the Equity Capital Markets business experienced a slowdown in M&A fees in November after a very good October.”

Net loans outstanding at Raymond James Bank were $9.1 billion, an 11 percent increase over last year’s November and a 2.3 percent increase over the preceding month. Although current production volumes are encouraging given the competitive environment and our conservative underwriting standards, net loan growth is unpredictable given the uncertain timing of payoffs and paydowns.

“The apparent stopgap budget agreement and the Federal Reserve’s commitment to support both the market and economic growth are factors which indicate a positive short term outlook for the equity markets. A combination of our Federal deficit, uncertain tax policy and recently announced tapering by the Federal Reserve makes the longer term less clear. However, our platform and market position should enable us to compete effectively in any economic environment.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving approximately 2.5 million accounts in approximately 2,500 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $441 billion.

Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in realizing the projected benefits of the Morgan Keegan acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2013 Annual Report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Raymond James Financial, Inc.
Operating Data

	November 2013		October 2013		November 2012
	(20 business days)		(23 business days)		(21 business days)

Total securities commissions and fees (1)	$253.2	mil.	$265.9	mil.	$237.8	mil.

Client assets under administration	$440.9	bil.	$436.3	bil.	$385.2	bil.

Private client group assets under administration	$417.5	bil.	$413.1	bil.	$367.1	bil.

Financial assets under management (2)	$59.2	bil.	$57.7	bil.	$43.1	bil.

Raymond James Bank total loans, net	$9.1	bil.	$8.9	bil.	$8.2	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.